UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Tilray Brands, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Tilray Brands Team,

You are cordially invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of Tilray Brands, Inc. to be held on November 22, 2022, at 11:00 a.m. EST. The Annual Meeting will be held via live webcast and details will be posted on the investor page of Tilray.com. All employees are encouraged to join this meeting.

If you are a Tilray Brands stockholder, it is time to vote your shares today.  To vote online, go to ProxyVote.com and enter your unique stockholder control number to vote your shares.

Our Board of Directors (the “Board”) urges you to read the Proxy Statement and recommends that you vote “FOR” all 3 proposals:

•	Re-elect John Herhalt as a Class I director;
•	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;
•
Approval of the amendments to the Company’s Certificate of Incorporation to cancel the Class 1 common stock and re-allocate authorized shares to Class 2 common stock (the “Charter Amendment Proposal”).

This year we are seeking to modernize the Company’s corporate governance to ensure every stockholder will continue to have one vote for each share they own.

The changes we are proposing protect all stockholders by eliminating provisions of our Certificate of Incorporation that allow the issuance of “super voting” stock to one or more future investors. We believe every stockholder should have an equal say in our future affairs and we want to be sure the influence of our current stockholders is not diluted.

Your participation is critically important – and it takes just a few minutes to vote your shares.

If you have any questions, or need any assistance in voting your shares, please contact Morrow Sodali LLC at (800) 449-0910 toll-free in the U.S. and Canada or (203) 658-9400 or by email at TLRY@info.morrowsodali.com.

Thank you for your dedication and all that you do for Tilray Brands.

Sincerely,
Irwin D. Simon,

Chairman, President, and Chief Executive Officer